U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2006

GREAT CHINA INTERNATIONAL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

0-23015
(Commission File No.)

Nevada	87-0450232
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

C Site 25-26F Presidential Building, No. 69 Heping North Street
Heping District, Shenyang 110003, Peoples Republic of China
(Address of principal executive offices)

0086-24-2281388
(Registrant’s telephone number)

Not applicable
(Former Name or Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
Item 3.02	Unregistered Sales of Equity Securities
Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Mr. Lawrence Shui San Cheng resigned as Chief Financial Officer of Great China International Holdings, Inc. (“Great China”) effective September 30, 2006, owing to health reasons. Great China has appointed Mr. Danny Sui Keung Chau as its new Chief Financial Officer, effective October 1, 2006.

Mr. Chau, 49, obtained an Masters in Business Administration from the University of Toronto in 1982 and an undergraduate degree in Commerce from McMaster University in 1981. He is a Canadian Certified Management Accountant and has been Managing Director since 1988 of Ambrose Financial Services Ltd., a financial consulting firm that specializes in consulting services regarding property investment projects, international business and marketing and financial restructuring.

Great China has entered into an employment agreement with Mr. Chau, pursuant to which Mr. Chau will be paid a monthly after tax salary of RM15,000 (approximately US$1,895), and Great China has also agreed to reimburse Mr. Chau for travel costs incurred in connection with his duties as Chief Financial Officer. Furthermore, in consideration of his agreement to accept the position and an inducement to apply his best efforts to advance the business of Great China and its success, he was granted an option to purchase 10,000 shares of the common stock of Great China at a purchase price of $7.00 that vests immediately and is exercisable for one year from October 1, 2006. These options were granted in reliance on the exemption from registration set forth in Section 4(2) of the Securities Act of 1933.

Item 9.01	Financial Statements and Exhibits

Copies of English translations of the following documents are included as exhibits to this report.

Exhibit No.	Description of Document

10.1	Form of Employment Agreement between Great China International Holdings, Inc. and Danny Sui Keung Chau

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Great China International Holdings, Inc.

Date: October 2, 2006	By:	/s/ Deng Zhi Ren
Deng Zhi Ren, Chief Executive Officer